Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form F-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our reports dated November 21, 2018 and February 25, 2019, with respect to the consolidated financial statements of Autolus Therapeutics plc included in its Annual Report (Form 20-F) for the year ended September 30, 2018 and Transition Report (Form 20-F) for the three months ended December 31, 2018, incorporated by reference in the Registration Statement (Form F-1 No. 333-230767) and related Prospectus of Autolus Therapeutics plc for the registration of its American Depository Shares.

/s/ Ernst & Young LLP

Reading, United Kingdom

April 10, 2019